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                      March 7, 2023

       Richard Balles
       Chief Executive Officer
       Community Redevelopment Inc.
       1910 Towne Centre Blvd #250
       Annapolis, MD 21401

                                                        Re: Community
Redevelopment Inc.
                                                            Form 10-K for
fiscal year ended December 31, 2021
                                                            Filed April 1, 2022
                                                            File No. 000-26439

       Dear Richard Balles:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction